Exhibit 12.1

May 23, 2025

Cabbacis Inc

3193 Buffalo Avenue, Unit 1

Niagara Falls, New York 14303

Ladies and Gentlemen:

We have acted as counsel to Cabbacis Inc, a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s offering statement on Form 1-A under Regulation A and Section 3(6) of the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2025 (as amended, the “Offering Statement”). The Offering Statement relates to the sale by the Company of up to 3,750,000 shares of the Company’s Common Stock (the “Offering Shares”). No opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or related offering circular (the “Offering Circular”), other than as expressly stated herein with respect to the issue of the Offering Shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a.	The Offering Statement;

b.	the form of Certificate of Incorporation of the Company and any amendments thereto (collectively, the “Charter”);

c.	the Bylaws of the Company, as amended and currently in effect (the “Bylaws”);

d.	the form of subscription agreement related to the purchase of the Offering Shares; and

e.	certain resolutions and actions of the Board of Directors of the Company relating to the issuance and sale of the Offering Shares pursuant to the terms of the Offering Statement, the qualification for exemption from registration of the Offering Shares under Regulation A of the Act, and such other relevant matters.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

For purposes of this opinion letter, we have also assumed that (a) the Offering Statement, and any amendments thereto (including post-qualification amendments), will have become qualified and such qualification will not have been terminated or rescinded, (b) a prospectus supplement will have been prepared and filed with the Commission describing the Common Shares offered thereby, (c) all Common Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Offering Statement and the appropriate prospectus supplement, (d) any definitive purchase, underwriting or similar agreement with respect to any Offering Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (e) any securities issuable upon exercise of any Common Shares being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such exercise, (f) at the time of any offering or sale of any shares of Common Shares or warrants to purchase shares of Common Stock, there will be sufficient shares of the Company’s common stock authorized and unissued under the Company’s then operative Charter and not otherwise reserved for issuance, (g) at the time of issuance of the Common Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (h) at the time of issuance of the Common Shares, the Charter and then operative Bylaws (collectively with the Charter, the “Charter Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, and (i) that the terms, execution and delivery of the Common Shares (x) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (y) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

Based upon and subject to the foregoing, it is our opinion, in respect of the Common Shares offered under the Offering Statement when (a) the Company has taken all necessary action to authorize and approve the issuance thereof and related matters, and (b) certificates representing the Common Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Charter Documents, against payment therefor in an amount not less than the par value thereof or such other consideration determined by the Company’s Board of Directors and permitted under the NRS (as defined below) and in the manner contemplated by the Offering Statement and/or the applicable prospectus supplement and in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement, if any, approved by the Company, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Offering Statement is declared qualified. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.

We do not express any opinion as to matters arising under the laws of any jurisdiction other than the United States federal securities laws and Chapter 78 of the Nevada Revised Statutes (“NRS”) as the same appear on the date hereof at https://www.leg.state.nv.us/nrs/nrs-078.html. We are not members of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of the United States federal securities laws or regulations or matters of the NRS, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We specifically exclude any opinions regarding federal or state securities laws, including the securities laws of the State of Nevada, related to the issuance and sale of Offering Shares.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and we consent to the reference of our name under the caption “Legal Matters” in the Offering Circular forming a part of the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

HUNTER TAUBMAN FISCHER & LI LLC